EXHIBIT 11

                                  WATSCO, INC.
                        COMPUTATION OF EARNINGS PER SHARE
           Quarters and Nine Months Ended September 30, 1997 and 1996
                      (In thousands, except per share data)
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                                                                  QUARTERS ENDED         NINE MONTHS ENDED
                                                                   SEPTEMBER 30,            SEPTEMBER 30,
                                                              --------------------     --------------------
                                                                1997         1996         1997        1996
                                                                ----         ----         ----        ----
Net income                                                      $6,988      $5,002     $15,633     $10,564

Less subsidiary preferred stock dividend                           (33)        (33)        (97)        (97)
                                                              --------    --------    --------    --------
Income applicable to common stock
     for primary earnings per share                              6,955       4,969      15,536      10,467

Add interest expense, net of income tax effects,
     attributable to convertible debentures                          -          22           -          70
                                                              --------    --------    --------    --------
Income applicable to common stock for
     fully diluted earnings per share                           $6,955      $4,991     $15,536     $10,537
                                                              ========    ========    ========    ========

Weighted average common shares outstanding                      17,286      13,631      16,596      12,507

Additional shares assuming
     exercise of stock options and warrants                      1,093         907       1,068         856
                                                              --------    --------    --------    --------
     Shares used for primary earnings per share                 18,379      14,538      17,664      13,363

Additional shares assuming:
     Exercise of stock options and warrants                         44          37          69          84

     Conversion of 10% Convertible
         Subordinated Debentures due 1996                            -         265           -         312
                                                              --------    --------    --------    --------
     Shares used for fully diluted earnings per share           18,423      14,840      17,733      13,759
                                                              ========    ========    ========    ========

Earnings per share:

     Primary                                                      $.38        $.34        $.88        $.78
                                                                  ====        ====        ====        ====

     Fully diluted                                                $.38        $.34        $.88        $.77
                                                                  ====        ====        ====        ====

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